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                                                                       Exhibit 1
                                                                       ---------

                                  June 15, 1999



Federal Deposit Insurance Corporation
550 17th Street, N.W.
Washington, D.C.  20429

Attention: Mr. Brent J. Klanderud

Re:       Community Savings Bank, SSB,
          Burlington, North Carolina - Notice of Intent to Convert from Mutual to Stock Form

Ladies and Gentlemen:

          Pursuant to your letter to the Board of Directors of Community Savings Bank, SSB, dated May 10, 1999 the Community Savings Charitable Foundation, Inc. commits and agrees to the following oversight provisions:

          1. The common stock of First Community Financial Corporation held by the Foundation shall be voted by the Foundation in the same ratio as the shares voted on each and every proposal considered by the stockholders of First Community.

          2.   The Foundation shall be subject to examination by the FDIC.

          3. The Foundation shall comply with all supervisory directives imposed by the FDIC.

          4. The Foundation shall operate in accordance with written policies adopted by the Foundation's Board of Directors.

          5. The Foundation shall provide annual reports to the FDIC describing the grants made and grant recipients.

          The Foundation has adopted an operating policy which includes provisions set forth above.

                                  Community Savings Charitable Foundation,
                                  Inc.


                                  By: /s/ William R. Gilliam
                                     -----------------------------------
                                     William R. Gilliam, Incorporator
                                     and President